FOR IMMEDIATE RELEASE

January 12, 2011

CONTACT:

Investors - (301) 968-9300

AGNC ANNOUNCES PRELIMINARY ESTIMATES

OF SELECT FINANCIAL DATA FOR Q4 2010

Bethesda, MD - January 12, 2011 - American Capital Agency Corp. (Nasdaq: AGNC) ("AGNC" or the "Company") announced preliminary estimates of select financial data for the fourth quarter 2010 and as of December 31, 2010.

The Company estimates that, when finally determined, earnings per share for the quarter ended December 31, 2010 will exceed $2.25. Earnings per share for the quarter ended December 31, 2010 were favorably impacted by non-recurring net realized and unrealized gains on its derivative instruments, such as to-be-announced (TBA) mortgage short positions and payer swaptions, which the Company uses primarily to hedge increases in interest rates, and by net realized gains on available-for-sale securities. Net of these items, the Company expects earnings per share for the quarter ended December 31, 2010 will exceed $1.20, including an anticipated benefit from slower projected prepayment speeds.

The Company expects that taxable net income for the quarter will be lower than GAAP net income, due partly to the deferred recognition of certain unrealized gains/losses for tax purposes and other timing related differences. AGNC expects that its undistributed taxable income as of December 31, 2010 will exceed $40 million and that the Company will incur a federal excise tax of less than $1.0 million as a result of its decision to defer a portion of its 2010 taxable income.

The Company expects that when finally determined, book value per share as of December 31, 2010, will exceed $24.00. The Company estimates that as of December 31, 2010, the fair value of AGNC's investment portfolio was approximately $13.5 billion and AGNC's leverage ratio, including unsettled trades, was approximately 7.8x.

ABOUT AGNC

AGNC is a REIT that invests in agency pass-through securities and collateralized mortgage obligations for which the principal and interest payments are guaranteed by a U.S. Government agency or a U.S. Government-sponsored entity. The Company is externally managed and advised by American Capital Agency Management, LLC, an affiliate of American Capital, Ltd. ("American Capital").

ABOUT AMERICAN CAPITAL

American Capital is a publicly traded private equity firm and global asset manager. American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate and structured products. Founded in 1986, American Capital has $18 billion in capital resources under management and eight offices in the U.S., Europe and Asia. American Capital and its affiliates will consider investment opportunities from $5 million to $100 million.

FORWARD-LOOKING STATEMENTS

The press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. You should not place undue reliance on these estimates because they may prove to be materially inaccurate. The foregoing information and estimates have not been compiled or examined by the Company's independent auditors and they are subject to revision as the Company prepares its financial statements as of and for the year ended December 31, 2010, including all disclosures required by accounting principles generally accepted in the United States, or GAAP, and as the Company's auditors conduct their audit of these financial statements. While the Company believes that such information and estimates are based on reasonable assumptions, actual results may vary, and such variations may be material. Factors that could cause the preliminary information and estimates to differ include, but are not limited to: (i) additional adjustments in the calculation of, or application of accounting principles for, the financial results for the year ended December 31, 2010, (ii) discovery of new information that impacts valuation methodologies underlying these results, (iii) errors in the assessment of portfolio value, and (iv) accounting changes required by GAAP. Furthermore, taxable net income often differs from GAAP net income, in part, as it does not include unrealized gains or losses on derivative instruments until realization and premium amortization does not incorporate revisions to prepayment projections.